Exhibit 99.1

Target Hospitality Announces Second Quarter 2019 Results

•                  79% increase in total revenues to $81.4 million

•                  139% increase in Net income to $10.6 million

•                  80% increase in Adjusted EBITDA to $41.2 million

•                  Announced additions of 943 rooms via acquisitions and expansions since the start of second quarter 2019

•                  Reaffirmed full year 2019 revenue and Adjusted EBITDA outlook, excluding new build expansions and recent acquisitions

THE WOODLANDS, Texas, August 13, 2019 (BUSINESS WIRE) — Target Hospitality Corp. (“Target Hospitality” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty rental accommodations with premium catering and value-added hospitality services in the U.S., today reported results for the second quarter ended June 30, 2019.

As previously announced, on March 15, 2019, Target Hospitality was formed upon the consummation of the business combination (the “Business Combination”) of Platinum Eagle Acquisition Corp. (“Platinum Eagle”), Target Logistics Management, LLC (“Target Lodging”) and RL Signor Holdings, LLC (“Signor”). In connection with the closing of the Business Combination, Platinum Eagle was renamed Target Hospitality. Prior to the Business Combination, the businesses of Target Lodging and Signor were under common control and as a result, Target Lodging began the integration of Signor into its business on September 7, 2018. The results presented in this press release reflect the combined results of Target Lodging and Signor for the second quarter of 2019 and exclude the results of Signor for the second quarter of 2018.

Financial and Operational Highlights for the Second Quarter 2019

•                  79% increase in total revenues to $81.4 million, led by growth in the Permian Basin

•                  139% increase in Net income to $10.6 million, or $0.11 per diluted share

•                  92% increase in Adjusted net income(1) to $12.8 million, or $0.13 per diluted share excluding after-tax charges and (credits) of $2.2 million

•                  80% increase in Adjusted EBITDA(1) to $41.2 million, with Adjusted EBITDA margin(1) of 50.7%

•                  Utilization increased 2% to 86%

•                  Average daily rate, or ADR, of $80.9 compared to $83.7, primarily attributable to the unfavorable mix impact of the Company’s 2018 Signor acquisition

•                  YTD net cash provided by operating activities of $18.8 million; Adjusted free cash flow of $75.3 million

•                  Announced addition of 200 rooms to two previously announced communities under construction within the Delaware Basin, supported by multi-year contracts

•                  Acquired three communities in the Delaware Basin, adding 575 rooms across three strategic locations; all properties converted to full turnkey services

•                  In July 2019, acquired a 168-room community located in Midland, Texas

Brad Archer, President and Chief Executive Officer of Target Hospitality, stated, “In the past two years we have more than doubled our bed count while expanding our customer base to include some of the largest operators in our markets. Our proven record of growth continued in the second quarter with revenue up 79% year-over-year. We delivered significant improvement in net income and Adjusted EBITDA as we continued to realize the benefit of our growing network of communities.”

Mr. Archer added, “During 2019, we have continued to build out the Target Hospitality network with the addition of six communities through acquisitions and expansions. These exciting additions reinforce the compelling unit economics for our customers and for our Company. Combined with our sharp focus on execution, we remain well-positioned to continue to deliver value-enhancing opportunities for our business.”

TH 2Q 2019 Earnings Release

Summary Financial Results — Second Quarter 2019

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR and per share amounts)	June 30, 2019	June 30, 2018	Change
Revenue	$81,358	$45,476	78.9%
Net income	$10,580	$4,424	139.2%
Earnings per share	$0.11	$0.17	(35.3)%

Adjusted gross profit(1)	$49,132	$28,534	72.2%
Adjusted gross profit margin(1)	60.4%	62.7%	(2.4)%
Adjusted EBITDA(1)	$41,236	$22,929	79.8%
Adjusted EBITDA margin(1)	50.7%	50.4%	0.3%

Adjusted net income(1)	$12,805	$6,679	91.7%
Adjusted diluted earnings per share(1)	$0.13	$0.26	(50.0)%

Average daily rate (ADR)	$80.9	$83.7	(3.3)%
Average available beds	11,401	6,770	68.4%
Utilization	86%	84%	2%

Total revenue for the second quarter of 2019 was $81.4 million, an increase of 79%, compared to $45.5 million in the prior year quarter. This revenue growth was driven by community expansions and increased utilization rates.  Average available beds were 11,401 and the utilization rate was 86%, compared to 6,770 average available beds and a utilization rate of 84% in the prior year quarter. ADR was $80.9 compared to $83.7 in the prior year quarter, with the decrease primarily attributable to the mix impact of Signor communities, partially offset by improvement in ADR at legacy Target Lodging communities.

Net income was $10.6 million, or $0.11 per basic and diluted share in the second quarter of 2019, as compared to net income of $4.4 million, or $0.17 per basic and diluted share in the second quarter of 2018. Net income in the second quarter of 2019 was impacted by transaction expenses, primarily in connection with the Business Combination. Net income in the second quarter of 2018 was also impacted by Superior Lodging acquisition-related expenses, and certain severance and other costs. Excluding after-tax charges and (credits) of $2.2 million, Adjusted net income(1) was $12.8 million or $0.13 per diluted share. On June 30, 2019, the Company had 100,217,035 shares of common stock outstanding, excluding 5,015,898 shares of common stock issued and held in escrow.

Gross profit margin was 48.1%, compared to 47.8% in the prior year quarter. Adjusted gross profit margin(1), which excludes depreciation on specialty rental assets, was 60.4%, compared to 62.7% in the prior year quarter, largely attributable to a higher number of communities under construction or expansion.

Adjusted EBITDA increased by 80% to $41.2 million compared to $22.9 million in the prior year quarter. Adjusted EBITDA margin was 50.7% compared to 50.4% in the prior year quarter. Growth in Adjusted EBITDA and Adjusted EBITDA margin was primarily due to higher total revenues coupled with operating improvements, Signor integration synergies, and favorable customer contract renewals.

Capital expenditures and acquisitions were $57.1 million for the second quarter of 2019. Capital expenditures were entirely related to investments in new community development and expansions, along with upgrades and conversions at Signor communities, plus $30.0 million for the acquisition of Superior Lodging.  As of June 30, 2019, the Company had $10.4 million of cash and cash equivalents, and $410.0 million in gross amount of total long-term debt, which included $340.0 million in aggregate principal amount of Senior Secured Notes due March 2024 and borrowings of $70.0 million under the $125.0 million ABL revolving credit facility.

Segment Results — Second Quarter 2019

Permian Basin

Financial Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	June 30, 2019	June 30, 2018	Change
Revenue	$52,037	$20,569	153.0%
Adjusted gross profit(1)	$32,588	$13,634	139.0%
Adjusted gross profit margin(1)	62.6%	66.3%	(3.7)%

Average daily rate (ADR)	$84.5	$92.5	(8.8)%
Average available beds	7,520	2,360	218.6%
Utilization	86%	103%	(17)%

Revenues in the Permian Basin more than doubled to $52.0 million, compared to $20.6 million in the prior year quarter. The revenue growth was attributable to a higher number of average available beds through Signor integration and expansion of communities in response to stronger demand for turnkey services year-over-year. The reduction in ADR and utilization each primarily reflect the unfavorable mix impact of Signor communities, partially offset by improvement at most legacy Target Lodging communities. Adjusted gross profit margin was 62.6% compared to 66.3% in the prior year quarter, largely reflecting the reduction in ADR and utilization.

Portfolio Expansions and Acquisitions

In June 2019, the Company announced plans to add 200 rooms at communities under construction in the Delaware Basin. The expansions are occurring with the addition of 100 rooms each at the 400-room community in Carlsbad, New Mexico announced in February 2019, and the 200-room community in the Delaware Basin announced in May 2019. Construction work continues to progress and both new communities remain on track to be operational with the initial 600 rooms in the third quarter of 2019. The additional 200 rooms are expected to be operational in the fourth quarter of 2019.

In June 2019, the Company acquired three communities with 575 rooms in the Delaware Basin from Superior Lodging. Two of the communities, with a combined 395 rooms located in Orla, Texas, were already managed by Target Hospitality, including full turnkey services. The third property, consisting of 180 rooms located in Kermit, Texas, was converted to a full turnkey community in July 2019.

Subsequent to quarter end, on July 1, 2019, the Company acquired a 168-room community located in Midland, Texas from ProPetro Services, Inc. The new community extended the Company’s network of full suite of turnkey services within the Northern Midland Basin.

Bakken Basin

Financial Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	June 30, 2019	June 30, 2018	Change
Revenue	$5,738	$7,061	(18.7)%
Adjusted gross profit(1)	$2,698	$2,872	(6.1)%
Adjusted gross profit margin(1)	47.0%	40.7%	6.3%

Average daily rate (ADR)	$77.2	$78.9	(2.2)%
Average available beds	1,024	1,576	(35.0)%
Utilization	73%	51%	23%

Revenues were $5.7 million, compared to $7.1 million in the prior year quarter. The revenue reduction was attributable to a lower number of available beds due to closure of the Dunn county community in the fourth quarter of 2018. Utilization improved to 73% from 51% due to a reduction in the average available beds. Adjusted gross profit margin was 47.0%, compared to 40.7% in the prior year quarter largely due to effective cost controls and higher utilization of average available beds.

Government

Financial Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	June 30, 2019	June 30, 2018	Change
Revenue	$16,729	$16,634	0.6%
Adjusted gross profit(1)	$12,317	$11,783	4.5%
Adjusted gross profit margin(1)	73.6%	70.8%	2.8%

Average daily rate (ADR)	$74.7	$75.0	(0.3)%
Average available beds	2,400	2,461	(2.5)%
Utilization	100%	98%	2%

Revenues were stable year-over-year at approximately $16.7 million. Average available beds of 2,400 were fully utilized in the second quarter of 2019, while ADR at $74.7 was essentially flat compared to the prior year quarter. Adjusted gross profit margin increased to 73.6% compared to 70.8% in the prior year quarter mainly due to reduced occupancy compared to utilization in the second quarter 2019.

All Other

Financial Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s)	June 30, 2019	June 30, 2018	Change
Revenue	$6,854	$1,212	465.5%
Adjusted gross profit(1)	$1,529	$245	524.1%
Adjusted gross profit margin(1)	22.3%	20.2%	2.1%

This segment operations consist primarily of revenue from the construction phase of the TC Energy Pipelines (“TCPL”) as well as vertically integrated specialty rental and hospitality services revenue from customers in the energy industry located outside of the Permian and Bakken Basins. Revenues increased to $6.9 million compared to $1.2 million in the prior year quarter. Adjusted gross profit margin increased to 22.3% compared to 20.2% in the prior year quarter mainly attributable to TCPL. Note that a full TCPL contract release remains outstanding pending final investment decision by TC Energy. Key operating metrics — average daily rate, average available beds, and utilization — are not meaningful for this segment.

2019 Outlook

Based on first half 2019 results and current expectations, the Company reaffirms its full year 2019 outlook for revenues to be in the range of $340 million to $350 million and Adjusted EBITDA to be in the range of $175 million to $180 million. This outlook is supported by its revenue visibility, with approximately 86% of estimated 2019 revenue under contract, and excludes new build expansions and recent acquisitions. The new community expansions are progressing according to plan. The four recently purchased communities are in the process of being integrated into the Target Hospitality network and are expected to be accretive within the first year.

The Company continues to expect maintenance capital expenditures for the full year 2019 to approximate 1% of total revenues, with the remainder of capital expenditures primarily expected to fund organic growth initiatives that are underwritten by multi-year customer contracts.

Conference Call

The Company has scheduled an audio conference call for Wednesday, August 14, 2019 at 7:30 a.m. Central Time (8:30 am Eastern Time) to discuss the second quarter 2019 results.

To participate in the audio conference call, dial-in to any of the following telephone numbers at least 5 minutes prior to scheduled start time:

Domestic:	1-877-423-9813
International:	1-201-689-8573
Reference:	Target Hospitality

The conference call will be available by live webcast and can be accessed through the Investors section of Target Hospitality’s website at www.TargetHospitality.com. Those interested in listening to the webcast should go to the website at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

An archived audio replay will be available after the event at the same website address or by using the following dial-in information:

Domestic:	1-844-512-2921
International:	1-412-317-6671
Passcode:	13691855#

The archived audio replay can be accessed through November 14, 2019.

(1) Non-GAAP Financial Measures

This press release contains historical and forward-looking non-GAAP financial measures including Adjusted net income, Adjusted diluted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow. Reconciliations of these measures to the most directly comparable GAAP financial measures to the extent available without unreasonable effort are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation.  Target Hospitality provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted below.

We have included Adjusted net income, Adjusted diluted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.

Definitions:

Target Hospitality defines Adjusted net income, as Net income (loss) plus the following adjustments to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•                  Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.

•                  Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.

•                  Other (income) expense, net: Other (income) expense, net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and other immaterial non-cash charges.

•                  Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination.

•                  Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior Lodging.

•                  Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

•                  Other adjustments: System implementation costs, claim settlement and certain severance costs.

•                  Income tax benefits: The above described amounts are offset by the related income tax benefits at the Company’s effective tax rate for the above items.

Target Hospitality defines Adjusted diluted earnings per share as Adjusted net income divided by diluted weighted average shares outstanding for the period.

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•                  Currency (gains) losses, net: Foreign currency transaction gains or losses.

•                  Other (income) expense, net: Other (income) expense, net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and other immaterial non-cash charges.

•                  Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.

•                  Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination.

•                  Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior.

•                  Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.

•                  Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy

•                  Other adjustments: System implementation costs, claim settlement and certain severance costs.

Target Hospitality defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue for the same period.

Target Hospitality defines Adjusted free cash flow as Adjusted EBITDA plus increases in deferred revenue and customer deposits, less decreases in deferred revenue and customer deposits, less maintenance capital expenditures for specialty rental assets.

Utility and Purposes:

We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Target Hospitality also presents Adjusted free cash flow because we believe it provides useful information regarding our business as more fully described below. Adjusted Free Cash Flows indicates the amount of cash available after maintenance capital expenditures for specialty rental assets for, among other things, investments in our existing business.

Adjusted net income, Adjusted diluted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted free cash flow are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Diluted earnings per share, Net cash provided by operating activities, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted net income, Adjusted diluted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted free cash flow provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (I) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value-added hospitality services company in the United States. Target Hospitality builds, owns and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors and its growing network of communities is designed to maximize workforce productivity and satisfaction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders or regulatory proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; and our ability to meet our debt service requirements and obligations.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors	Media

Narinder Sahai	Jason Chudoba
Tel: 832-702-8009	Tel: 646-277-1249
Email: Narinder Sahai	Email: Jason Chudoba

Rodny Nacier	Elyse Gentile
Tel: 832-702-8009	Tel: 646-677-1823
Email: Rodny Nacier	Email: Elyse Gentile

Exhibit 1

Target Hospitality Corp.

Unaudited Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Services income	$59,832	$28,259	$120,905	$53,175
Specialty rental income	15,143	17,217	28,873	30,947
Construction fee income	6,383	—	13,562	—
Total revenue	81,358	45,476	163,340	84,122
Costs:
Services	29,736	14,344	61,745	27,854
Specialty rental	2,490	2,598	4,808	5,028
Depreciation of specialty rental assets	9,960	6,792	19,861	13,395
Gross profit	39,172	21,742	76,926	37,845
Selling, general and administrative	10,925	7,998	55,676	18,180
Other depreciation and amortization	3,816	1,112	7,579	2,402
Restructuring costs	—	1,158	168	7,414
Currency losses, net	—	68	—	68
Other income, net	(123)	(515)	(161)	(965)
Operating income	24,554	11,921	13,664	10,746
Loss on extinguishment of debt	—	—	907	—
Interest expense, net	9,853	5,670	13,884	9,615
Income (loss) before income tax	14,701	6,251	(1,127)	1,131
Income tax expense	4,121	1,827	2,272	901
Net income (loss)	10,580	4,424	(3,399)	230
Other comprehensive income (loss)
Foreign currency translation	(144)	616	(144)	(291)
Comprehensive income (loss)	$10,436	$5,040	$(3,543)	$(61)

Weighted average number shares outstanding - basic and diluted	100,217,035	25,686,327	89,960,451	25,686,327

Net Income (loss) per share - basic and diluted	$0.11	$0.17	$(0.04)	$0.01

Exhibit 2

Target Hospitality Corp.

Consolidated Balance Sheets

($ in thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,393	$12,194
Accounts receivable, less allowance for doubtful accounts of $335 and $39, respectively	51,679	57,106
Prepaid expenses and other assets	3,443	3,965
Related party receivable	588	—
Notes due from affiliates	—	638
Notes due from officers	—	1,083
Total current assets	66,103	74,986

Restricted cash	257	257
Specialty rental assets, net	339,302	293,559
Other property, plant and equipment, net	19,372	18,882
Goodwill	41,171	34,180
Other intangible assets, net	125,328	127,383
Deferred tax asset	10,921	12,420
Deferred financing costs revolver, net	5,471	2,865
Notes due from officers	—	500
Other non-current assets	804	—
Total assets	$608,729	$565,032

Liabilities
Current liabilities:
Accounts payable	$19,156	$21,597
Accrued liabilities	28,072	23,300
Deferred revenue and customer deposits	17,148	17,805
Current portion of capital lease and other financing obligations (Note 9)	570	2,446
Total current liabilities	64,946	65,148

Other liabilities:
Long-term debt (Note 9):
Principal amount	340,000	—
Less: unamortized original issue discount	(3,154)	—
Less: unamortized term loan deferred financing costs	(15,607)	—
Long-term debt, net	321,239	—
Revolving credit facility (Note 9)	70,000	20,550
Long-term capital lease and other financing obligations	—	14
Note due to affiliates	—	108,047
Deferred revenue and customer deposits	14,003	19,571
Asset retirement obligations	2,713	2,610
Other non-current liabilities	—	101
Total liabilities	472,901	216,041

Commitments and contingencies (Note 15)
Stockholders’ Equity:
Common Stock, $0.0001 par, 380,000,000 authorized, 105,232,933 issued and outstanding as of June 30, 2019 and 74,786,327 issued and outstanding as of December 31, 2018	10	7
Additional paid-in-capital	110,345	319,968
Accumulated other comprehensive loss	(2,607)	(2,463)
Accumulated earnings	28,080	31,479
Total stockholders’ equity	135,828	348,991
Total liabilities and stockholders’ equity	$608,729	$565,032

Exhibit 3

Target Hospitality Corp.

Unaudited Consolidated Statements of Cash Flows

($ in thousands)

	For the Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(3,399)	$230
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	20,385	13,733
Amortization of intangible assets	7,055	2,068
Accretion of asset retirement obligation	103	70
Amortization of deferred financing costs	1,250	—
Amortization of original issue discount	147	—
Stock-based compensation expense	210	—
Officer loan compensation expense	1,583	—
(Gain) loss on involuntary conversion	11	(1,250)
Loss on extinguishment of debt	907	—
Deferred income taxes	1,499	564
Provision for loss on receivables	296	59
Changes in operating assets and liabilities (net of business acquired)
Accounts receivable	5,131	(2,632)
Related party receivable	(588)	—
Prepaid expenses and other assets	522	90
Accounts payable and other accrued liabilities	(9,204)	3,049
Deferred revenue and customer deposits	(6,225)	(6,899)
Other non-current assets and liabilities	(907)	(2,038)
Net cash provided by operating activities	18,776	7,044

Cash flows from investing activities:
Purchase of specialty rental assets	(46,729)	(43,678)
Purchase of property, plant and equipment	(127)	(469)
Purchase of business	(30,000)	—
Receipt of insurance proceeds	362	3,015
Repayments from affiliates	638	540
Net cash used in investing activities	(75,856)	(40,592)

Cash flows from financing activities:
Proceeds from borrowings on Senior Secured Notes, net of discount	336,699	—
Principal payments on finance and capital lease obligations	(1,890)	(7,199)
Principal payments on borrowings from ABL	(27,790)	(5,075)
Proceeds from borrowings on ABL	77,240	—
Repayment of affiliate note	(3,762)	—
Contributions from affiliate	39,107	—
Recapitalization	218,752	—
Recapitalization - cash paid to Algeco Seller	(563,134)	—
Payment of deferred financing costs	(19,799)	—
Proceeds from borrowings from capital lease	—	20,226
Receipt from capital lease	—	19,000
Net cash provided by financing activities	55,423	26,952

Effect of exchange rate changes on cash and cash equivalents	(144)	(294)

Net decrease in cash and cash equivalents	(1,801)	(6,890)
Cash and cash equivalents - beginning of period	12,194	12,533
Cash and cash equivalents - end of period	$10,393	$5,643

Non-cash investing and financing activity:
Non-cash change in accrued capital expenditures	$(2,126)	$(2,011)
Non-cash contribution from affiliate - forgiveness of affiliate note	$104,285	$—
Non-cash change in accrued deferred financing costs	$(570)	$—
Non-cash distribution to PEAC - liability transfer from PEAC, net	$(8,840)	$—
Non-cash deemed distribution to affiliate	$—	$(312)

Exhibit 4

Target Hospitality Corp.

Reconciliation of Net income to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin

($ in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss)	$10,580	$4,424	$(3,399)	$230
Interest expense, net	9,853	5,670	13,884	9,615
Income tax expense	4,121	1,827	2,272	901
Loss on extinguishment of debt	—	—	907	—
Other depreciation and amortization	3,816	1,112	7,579	2,402
Depreciation of specialty rental assets	9,960	6,792	19,861	13,395
EBITDA	$38,330	$19,825	$41,104	$26,543

Adjustments:
Currency losses, net	—	68	—	68
Other expense (income), net	456	(515)	418	(965)
Restructuring costs	—	1,158	168	7,414
Transaction expenses	1,428	—	9,474	—
Transaction bonus amounts	—	—	28,519	—
Officer loan expense	—	—	1,583	—
Acquisition-related expenses	303	—	303	—
Target Parent selling, general, and administrative costs	—	2,393	246	7,585
Stock-based compensation	210	—	210	—
Other adjustments	509	—	509	—
Adjusted EBITDA	$41,236	$22,929	$82,534	$40,645

Total revenue	$81,358	$45,476	$163,340	$84,122

Adjusted EBITDA margin	50.7%	50.4%	50.5%	48.3%

Exhibit 5

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Gross profit	$39,172	$21,742	$76,926	$37,845
Depreciation of specialty rental assets	9,960	6,792	19,861	13,395
Adjusted gross profit	$49,132	$28,534	$96,787	$51,240

Total revenue	$81,358	$45,476	$163,340	$84,122

Gross profit margin	48.1%	47.8%	47.1%	45.0%

Adjusted gross profit margin	60.4%	62.7%	59.3%	60.9%

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net income to Adjusted net income and Adjusted diluted earnings per share

($ in thousands, except per share amounts)

	For the Three Months Ended
	June 30,
	2019	2018
Net income	$10,580	$4,424
Restructuring costs	—	1,158
Target Parent selling, general, and administrative costs	—	2,393
Other expense (income), net	456	(515)
Transaction expenses	1,428	—
Acquisition-related expenses	303	—
Stock-based compensation	210	—
Officer loan expense	509	—
Less: Income tax benefits	(681)	(765)
Adjusted net income	$12,805	$6,679

Weighted average shares outstanding	100,217,035	25,686,327

Net income per share, as reported	$0.11	$0.17

Adjusted diluted earnings per share	$0.13	$0.26

Exhibit 7

Target Hospitality Corp.

Reconciliation of Adjusted EBITDA to Net cash provided by operating activities to Adjusted free cash flow

($ in thousands)

	For the Six Months Ended
	June 30,
	2019	2018
Adjusted EBITDA	$82,534	$40,645
Transaction bonus amounts	(28,519)	—
Transaction expenses	(9,474)	—
Acquisition-related expenses	(303)	—
Cash paid for interest	(6,321)	(6,104)
Officer loan expense	(1,583)	—
Cash paid for income taxes	(1,237)	72
Target Parent selling, general, and administrative costs	(246)	(7,585)
Restructuring costs	(168)	(7,414)
Other (income) expense, net	(418)	965
Gain on involuntary conversion	(11)	1,250
Working capital and other	(15,478)	(14,785)
Net cash provided by operating activities	$18,776	$7,044

Transaction bonus amounts	28,519	—
Transaction expenses	9,474	—
Acquisition-related expenses	303	—
Cash paid for interest	6,321	6,104
Officer loan expense	1,583	—
Cash paid for income taxes	1,237	(72)
Target Parent selling, general, and administrative costs	246	7,585
Restructuring costs	168	7,414
Other (income) expense, net	418	(965)
Gain on involuntary conversion	11	(1,250)
Working capital and other	15,478	14,785
Deferred revenue and customer deposits	(6,225)	(6,899)
Maintenance capital expenditures for specialty rental assets	(1,018)	(1,602)
Adjusted free cash flow	$75,291	$32,144